FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO, PBI	(508) 230-1828 (T)
Jeffrey N. Peterson, Chairman, PBI	(650) 812-8121 (T)
Redwood Investment Group	(714) 978-4425 (T)

Pressure BioSciences Exceeds $5 Million PIPE Goal

and Opens $1.25 Million Over-Subscription Amount

South Easton, MA, January 11, 2016 – Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” and the “Company”), a leader in the development and sale of broadly enabling, pressure cycling technology (“PCT”)-based sample preparation solutions to the worldwide life sciences industry, today announced it has exceeded its $5 million PIPE goal following the receipt of $255,000 in gross proceeds from the fifth closing of its $5 million Private Placement (the “Offering”). This closing increased the total amount raised in the Offering to $5,010,000.

Since the terms of the Offering limit the amount that can be raised to $5 million, the Company has approved the opening of the $1.25 million over-subscription amount, which has increased the capacity of the PIPE to a maximum of $6.25 million.

Pursuant to the Subscription Agreement, the Company will issue to the investors, senior secured convertible debentures with a fixed conversion price of $0.28 per restricted common share, and common stock purchase warrants exercisable into a total of 455,357 shares of restricted common stock at an exercise price of $0.40 per share. The Company is under no obligation to file a registration statement to register the shares underlying the Debentures and Warrants.

Mr. Richard T. Schumacher, President and CEO of PBI, commented: “The vast majority of funds raised to date have been used to eliminate 100% of the Company’s variable rate (floorless) convertible debt. With our significantly improved balance sheet now in hand, all funds received from the over-subscription amount will be used to support operating activities. With ramping sales, new and further improved product offerings, the planned expansion of our sales and marketing capabilities, and the expected announcement of a world-class, formidable, multi-national co-marketing partner, we believe we will achieve operational and financial growth levels in 2016 that will surpass any previous year, including our record shattering 2015 performance.”

This press release is not an offer to sell or a solicitation of offers to participate in the Offering. The units, including the shares underlying the Debentures and Warrants, have not been registered under the Securities Act and may not be sold in the United States absent registration under the Securities Act or an applicable exemption from registration.

For more information on the Offering, please see the Form 8-K filed by the Company on July 28, 2015.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) develops, markets, and sells proprietary laboratory instrumentation and associated consumables to the estimated $6 billion life sciences sample preparation market. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or PCT) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions. To date, we have installed over 250 PCT systems in approximately 160 sites worldwide. There are over 100 publications citing the advantages of the PCT platform over competitive methods, many from key opinion leaders. Our primary application development and sales efforts are in the biomarker discovery and forensics areas. Customers also use our products in other areas, such as drug discovery & design, bio-therapeutics characterization, soil & plant biology, vaccine development, histology, and forensic applications.

Forward Looking Statements

Statements contained in this press release regarding PBI’s intentions, hopes, beliefs, expectations, or predictions of the future are “forward-looking’’ statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

For more information about PBI and this press release, please click on the following website link:

http://www.pressurebiosciences.com

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